EXHIBIT (A) (2)

         TRANSLATION OF PETITION FILED WITH THE CNV ON OCTOBER 15, 2001

Citizens

PRESIDENT AND OTHER MEMBERS OF THE BOARD OF THE
COMISION NACIONAL DE VALORES
Its Offices
-----------

I, ARTURO H. BANEGAS MASIA, Venezuelan, of legal age, domiciled in Caracas, holder of identity card No. 9,970,144, proceeding in my capacity of Attorney-in fact of GTE VENHOLDINGS, B.V., a corporation domiciled and organized under the laws of the Kingdom of the Netherlands, as evidenced by the power of attorney a copy of which is attached hereto as the document marked "A", which corporation is the owner of a share participation of approximately 75.43% of VENWORLD TELECOM, C.A., a corporation inscribed at the Second Mercantile Registry of the Judicial Part of the Capital District and the State of Miranda on October 18, 1991, noted under No. 69, Volume 30-A-Second (hereinafter "VENWORLD"), by this petition and in view of Resolution No. 217-2001, dated October 9, 2001, issued by the COMISION NACIONAL DE VALORES ("RESOLUTION 217") and made public by the said President of that agency on the same date it was issued by the media of social communication, before you I respectfully appear, in accordance with
Article 48 of the ORGANIC LAW OF ADMINISTRATIVE PROCEDURE, in order to present the following petition:

                                        I
                     FACTS AND THE INTEREST OF MY PRINCIPAL

VENWORLD is currently the owner of THREE HUNDRED SIX MILLION TWO HUNDRED SIXTY THOUSAND SIX HUNDRED EIGHT (306,267,608) class "A" shares of COMPANIA NACIONAL TELEFONOS DE VENEZUELA (CANTV) ("CANTV"), representing a share participation in the capital of said corporation of THIRTY THREE POINT ZERO SEVEN PERCENT (33.07%).

On October 8, 2001 there appeared in the national press a call by the board of directors of CANTV to a Meeting of Shareholders of said corporation, in which there is submitted for the consideration of the shareholders of that corporation the approval of an extraordinary dividend and the third repurchase program. Following the publication of such call, the COMISION NACIONAL DE VALORES ("CNV"), in RESOLUTION 217, ordered in its part Third, the following:

                                     "THIRD
         "IN THE EVENT THE PROPOSED REPURCHASE PLAN IS APPROVED AND IMPLEMENTED, AND BEFORE THE CLOSING OF THE ACQUISITION OF THE SHARES BY CANTV, ORDER VENWORLD TO OFFER AND SELL A PARTICIPATION EQUIVALENT TO ITS SHAREHOLDING QUOTA, IN THE TOTAL OFFERED AND ACCEPTED IN THE CORRESPONDING REPURCHASE PLAN, ALL WITH THE PURPOSE OF AVOIDING AN INCREASE IN CONTROL OR ITS PARTICIPATION QUOTA IN THE CAPITAL OF THE COMPANY, AVOIDING THE PROCEDURES FOR THE PUBLIC OFFER OF ACQUISITION, EXCHANGE AND TAKING OF CONTROL PURSUANT TO THE REGULATIONS IN EFFECT RELATING THERETO."

As established in part Third cited above, VENWORLD, a corporation in which my principal maintains an economic interest equivalent to approximately 75.43%, is ordered, ...to offer and sell a participation equivalent to its shareholding quota, in the total offered and accepted in the repurchase plan ...to be considered and eventually approved by the Meeting of Shareholders of CANTV. From the foregoing arises the personal, legitimate and direct interest of my principal, since RESOLUTION 217 affects its substantive rights and legitimate and personal interests in direct form. All in conformity with that which is set forth in article 48 of the ORGANIC LAW OF ADMINISTRATIVE PROCEDURE.



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In that sense and given that my principal owns approximately 75.43% of the capital of VENWORLD, by this petition it evidences its support for the alternative set forth herein. Likewise, the shareholder TELEFONICA VENEZUELAN HOLDING B.V., a corporation that holds a share participation in VENWORLD equivalent to approximately 20.90% of its capital, has been consulted regarding the alternatives proposed herein and has also indicated its support. This support was given in the understanding that the execution of such alternatives would not affect the property rights, including redemption rights, of TELEFONICA VENEZUELAN HOLDING B.V. and the other VenWorld shareholders in accordance with the provisions of the by laws of such company or the transfer rights of its corresponding CANTV Class "A" shares, as well as any right that accrues to such shares, including the ones transferred to any of the trusts proposed herein.

                                       II
            THE TRUST WITH SPECIAL INSTRUCTIONS TO VOTE OR TO ABSTAIN

Therefore, based on the situation described above, given that VENWORLD and my principal are directly affected by RESOLUTION 217, and on behalf of GTE VENHOLDINGS, B.V., I respectfully make the following petition:

We understand that the purpose of part Third of RESOLUTION 217 is to avoid that VENWORLD increases its participation or political influence over the decisions of the Meeting [of Shareholders] of CANTV, without the application of applicable law and in particular the REGULATIONS RELATING TO PUBLIC OFFERS OF ACQUISITION, EXCHANGE AND TAKING OF CONTROL OF PUBLIC COMPANIES AND OTHER RIGHTS RELATED TO THE SAME, issued by the CNV pursuant to Resolution No. 220-2000, dated September 18, 2000 and published in Official Gazette of the Bolivarian Republic of Venezuela No. 37,039, dated September 19, 2000 ("OPA REGULATIONS"). Said obligation is due, provided the repurchase program has been approved and implemented and before the closing of the acquisition of the shares by CANTV.

Therefore, if the repurchase plan proposed by the Board of Directors of CANTV is approved and implemented, apart from the shareholding percentage that is agreed to be acquired pursuant to such program, the funds set aside by that company, as well as the number of shares eventually authorized by the shareholders of that company to be acquired, are limited. Such that if VENWORLD is obligated to offer and sell a specified number of shares within the implementation of such repurchase program, that would reduce both the funds available for CANTV and the number of shares authorized to be acquired pursuant to the repurchase, to the prejudice of the other shareholders of CANTV who desire to sell their shares in the implementation of said program. Even more, this could reduce the funds available to CANTV to pay dividends.

In effect, if VENWORLD is obligated to offer and sell shares in the repurchase program, CANTV must pay for those shares with funds that its shareholders have authorized for use in such program and for the extraordinary dividend. Likewise, the shareholders of CANTV in the meeting [of shareholders] must fix the amount of shares that can be acquired by the company in the repurchase program. Therefore if VENWORLD is obligated to offer and sell its shares in the repurchase process, said shares will form part of the shares that have been authorized to be acquired within such program, in this manner using a portion of the shares that can be acquired from the other shareholder of CANTV who voluntarily wish to sell shares of the company.

As a result, as stated above, the sale of part of the shares owned by VENWORLD in CANTV will proportionally reduce both the funds and the shares that the shareholders of CANTV authorize to be the subject of the repurchase program.

On the other hand, my principal has not exercised the redemption right provided in the VENWORLD by-laws, which demonstrates its intention to maintain its level of investment in the country. If VENWORLD is forced to offer and sell a part of its participation in CANTV, that will reduce proportionally foreign investment in the country.

Therefore, the objective sought by the CNV in part Third of RESOLUTION 217 can be achieved through the use of either of the following two alternatives, without incurring any of the undesired events described above.



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1.  TRUST WITH SPECIAL VOTING INSTRUCTIONS:

This alternative consists of the creation of a trust with VENWORLD as settlor and Banco Mercantil, C.A. Banco Universal as trustee. VENWORLD would also be the beneficiary of such trust, as described below. The trust fund would consist of that number of CANTV Class "A" shares contributed by VENWORLD which represents the percentage participation in excess of VENWORLD's participation in the capital of CANTV prior to the approval of the share repurchase program and which percentage the CNV seeks to prevent from increasing pursuant to RESOLUTION 217.

Thus, this trust would allow CANTV to use the aggregate amount and the total number of shares authorized to be acquired through the share repurchase program for the acquisition of shares from those CANTV shareholders that desire to voluntarily sell their shares through such program and not for the purchase of a portion of VENWORLD's participation. In addition, this mechanism would maintain the level of foreign investment in CANTV at the current level. Finally, this mechanism would allow the voting of the shares held by the trust in the same manner as the majority of the shareholders of CANTV.

The proposed trust would be instructed by the settlor to vote the shares held by the trust at meetings [of shareholders] of CANTV in the same manner in which the majority of the shareholders present at such meeting, including VENWORLD, have voted. This vote could even be different from VENWORLD's vote, but would allow other CANTV shareholders to use the voting participation of the trust in support of the voting tendency at the meeting. Given that VENWORLD by itself cannot approve or disapprove an issue submitted to the consideration of the meeting of shareholders of CANTV, if the CANTV shareholders, excluding the trust but including VENWORLD, decide by majority vote to vote in a manner different than VENWORLD, then the trust would be instructed to vote in the same manner as the majority of the CANTV shareholders present at such meeting. Again, the vote of the trust could be different than that of VENWORLD.

2.  TRUST WITH INSTRUCTIONS TO ABSTAIN IN THE VOTING:

The second alternative consists of the creation of a trust similar to the one described above, but the settlor would instruct the trustee to abstain from voting in the CANTV shareholder meetings, in contrast to alternative number one in which the trustee would vote the shares in the same way as the majority of the CANTV shareholders, even if such vote is in opposition to VENWORLD's vote.

Thus, this trust would also allow CANTV to use the aggregate amount and the total number of shares authorized to be acquired through the share repurchase program for the purchase of the shares of those minority CANTV shareholders that desire to voluntarily sell their shares through such program and not for the purchase of a portion of VENWORLD's participation. In addition, this mechanism would maintain the level of foreign investment in CANTV at the current level. Finally, this mechanism would require the trust to abstain from voting in the CANTV [shareholder] meetings, but it would also prevent it from supporting the majority of the shareholders voting in such meeting.

3.  TERMINATION OF THE TRUST:

Any of the proposed trusts may be terminated, and any CANTV Class "A" shares it may still hold would be transferred to VENWORLD, if any the following events occurs: (i) if VENWORLD is no longer deemed to hold the majority political control of CANTV; (ii) if it is no longer required pursuant to a change in applicable law to maintain the CANTV Class "A" shares in the trust; or (iii) generally, if the premises relied upon by the CNV in adopting RESOLUTION 217 change in such a manner that it becomes unnecessary to maintain the shares in the trust.

                                      III.
                                PRAYER FOR RELIEF

For the reasons set forth above, we hereby respectfully request this commission to:

FIRST: Permit VENWORLD to implement the trust alternative described herein in order to comply with the provisions of part Third of RESOLUTION 217.



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Any notices related to this petition should be sent to the following address, which we indicate as our domicile:

Palacios, Ortega y Asociados
Calle Guaicaipuro con Av. Principal de Las Mercedes
Torre Forum, Piso 6.
Urbanizacion El Rosal
Caracas, Venezuela.
Telefono: +58 (212) 951 3333
Fax: +58 (212) 951 2851
email: abanegas@palaciosortega.com

In Caracas, on the date of its filing.














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